                                                             EXHIBIT 3
                                                             ---------

                            INDEMNIFICATION AGREEMENT
                            =========================

          THIS INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of the 27th day of January, 1995, among all of the stockholders of MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan") and holders of options to purchase shares of Magellan's Capital Stock, which stockholders and holders of options are listed on Exhibit A hereto (collectively, the "Stockholders"), GLEACHER & CO. and E. BYRON HENSLEY, JR., acting jointly as representatives of the Stockholders (collectively, the "Representative"), and CHARTER MEDICAL CORPORATION, a Delaware corporation ("Charter").


                                    RECITALS:
                                    ========

          1. Charter, Magellan and Charter Acquisition Subsidiary, Inc. ("Merger Sub") have entered into an Agreement of Merger, dated as of December 19, 1994 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Magellan;

          2. Pursuant to the terms of the Merger Agreement, and as a condition to Charter's obligations under the Merger Agreement, the Stockholders have agreed to provide certain indemnification rights to Charter; and

          3. In consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

          1.   Definitions.  Capitalized terms used but not otherwise
               ===========
     defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

          2.   Indemnification by Stockholders.
               ===============================
               (a) Subject to the other provisions of this Agreement, from and after the Closing, the Stockholders shall indemnify and hold harmless, severally and not jointly, in accordance with their proportionate interests as reflected on Exhibit A, Charter and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Indemnified Parties"), against any losses, claims, damages, liabilities or expenses whenever arising or incurred (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable attorneys' fees and expenses) (hereinafter "Losses") arising out of or relating to (i) any breach of any representation or warranty made by (x) Magellan in the Merger Agreement, including the Magellan Disclosure Schedule, or (y) the Stockholders in Sections 3 and 4 of the Registration Rights Agreement and Section 7(b) of this Agreement (the "Documents") and (ii) the Shareholder's Agreement, dated as of December 17, 1993, among Magellan (formerly known as National Mentor Holding Corp.),

     Olsten Holding Company, the Management Shareholders (as such term is defined in the Shareholder's Agreement) and the Gleacher Shareholders (as such term is defined in the Shareholder's Agreement); provided,
                                                               =========
     however, that, with respect to any breach of any representation or
     =======
     warranty made by a Stockholder pursuant to Sections 3 and 4 of the Registration Rights Agreement or Section 7(b) of this Agreement, no Stockholder (other than the Stockholder who commits such breach) shall have liability for such breach. In addition to the foregoing, if Magellan asserts a claim for indemnity against The Olsten Corporation, a Delaware corporation or its successors or assigns ("Olsten"), pursuant to Section 7.1(a) of that certain Stock Purchase Agreement, dated October 1, 1993, between Mentor Acquisition Corp. (now known as National Mentor, Inc.), and Olsten for any breach of Olsten's representation and warranty set forth in Section 1.6 of such agreement (a "Tax Claim"), or would have asserted a claim except for the $1,000,000 threshold set forth in Section 7.1(a), any amount of such claim, not in excess of $1,000,000, awarded to Magellan or which would have been awarded to Magellan except for the $1,000,000 threshold (as a result of proceedings against Olsten, resolution of the claim pursuant to the procedure set forth in Section 2(c)(iii) of this Agreement or otherwise) and not paid by Olsten shall be paid to Magellan by the Stockholders, severally and not jointly, in accordance with their proportionate interests as reflected on Exhibit A.

               (b) No Indemnified Party shall be entitled to make any claim for indemnification pursuant to this Agreement after the Claims Period (as defined below).

               (c)  Indemnification Procedure.

                   (i) Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim to which indemnification is being sought, such Indemnified Party will, if a claim is to be made against the Stockholders, give written notice to the Representative of the commencement of such action or proceeding; provided, however, that failure so to notify the
                           ========  =======
               Representative shall not relieve the Stockholders from any liability which the Stockholders may have with respect to such claim, except to the extent that the Stockholders are actually materially prejudiced by such failure to give notice.

                  (ii) In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment (i) a conflict of interest between the Indemnified Party and the Stockholders may exist in respect of such claim, or (ii) the Indemnified Party has available to it reasonable defenses which are different from or additional to those available to the

               Stockholders, the Representative shall be entitled to assume and control the defense of such action to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Representative to such Indemnified Party of its election so to assume and control the defense of such action, the Stockholders shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense of such action other than reasonable costs of investigation. Notwithstanding the foregoing, in any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Party unless (i) the Representative shall have failed to retain counsel for the Indemnified Party, or
               (ii) the Representative and such Indemnified Party shall have mutually agreed to the retention of such counsel. It is understood that the Stockholders shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for all Indemnified Parties, unless in any such Indemnified Party's reasonable judgment (i) a conflict of interest between such Indemnified Party and any other Indemnified Party may exist in respect of such claim or
               (ii) such Indemnified Party has available to it reasonable defenses which are different from or additional to those available to other Indemnified Parties. The Stockholders shall not be liable for any settlement of any proceeding effected without the written consent of the Representative but if settled with such consent or if there be a final judgment for the plaintiff, the Stockholders agree to indemnify the Indemnified Party, severally and not jointly, in accordance with their proportionate interests as reflected on Exhibit A, from and against any loss or liability by reason of such settlement or judgment. Other than with respect to claims relating to Taxes, the Stockholders shall not, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Within five business days of the final determination of any such settlement or judgment, each Stockholder, severally, but not jointly, in accordance with its proportionate interest as set forth on Exhibit A, shall deliver to the Indemnified Party an amount of cash in immediately available funds, or shares of Charter Common Stock issued to such Stockholder in the Merger

               (including, without limitation, the Escrowed Shares) in an amount or having a value, in the case of shares of Charter Common Stock, sufficient to satisfy its pro rata share of such claim.

                 (iii) In the event that an Indemnified Party shall claim a right to payment pursuant to this Agreement with respect to which there has been no action or proceeding involving such claim pursuant to Section 2(c)(i) above, such Indemnified Party shall send written notice of such claim to the Representative. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Representative shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, each Stockholder, severally, but not jointly, in accordance with its proportionate interest as set forth on Exhibit A, shall deliver to the Indemnified Party an amount of cash in immediately available funds, or shares of Charter Common Stock issued to such Stockholder in the Merger (including, without limitation, the Escrowed Shares) in an amount or having a value, in the case of shares of Charter Common Stock, sufficient to satisfy its pro rata share of such claim. For purposes of Paragraphs 2(c)(ii) and 2(c)(iii), shares of Charter Common Stock issued in the Merger that are delivered in satisfaction of a Stockholder's pro rata portion of a claim made hereunder shall be valued at $23.00 per share.

          3.   Liability Limits.
               ================
               (a) The Stockholders shall be liable for Losses solely to the extent that any such Losses exceed, in the aggregate, $500,000.

               (b) Solely for purposes of this Agreement, a Loss or series of related Losses shall be deemed to have a Magellan Material Adverse Effect if such Loss or series of related Losses exceed $25,000.

               (c) Notwithstanding the preceding, the Stockholders' liability for Losses shall not exceed the Aggregate Magellan
     Consideration.

          4.   Claim Periods.  Except as provided in this Paragraph 4, no
               =============
     claim for indemnification under this Agreement may be asserted by an Indemnified Party after the end of the claims period (the "Claims Period") which shall commence on the date of this Agreement and end on the first to occur of the following: (i) the first anniversary of the date of this Agreement and (ii) the date of the first audit of financial statements containing combined operations of the Company and Magellan. In addition, no claim for indemnification may be asserted by an Indemnified Party for any Loss arising from or relating to any breach by Magellan of the representations and warranties set forth in Section 4.17(d) of the Merger Agreement (relating to the federal employment tax treatment of mentors) to the extent such Loss is attributable to Taxes assessed with respect to any payment to a mentor that is made after the Closing Date.

          5.   Escrow of Shares.  The Stockholders hereby agree that a
               ================
     number of shares of Charter Common Stock equal to ten percent (10%) of the total number of shares delivered to each of them (the "Escrow Shares") shall be delivered by the Exchange Agent to First Union National Bank, as escrow agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached as Exhibit B. The Escrow Shares shall secure the obligations of the Stockholders to Charter pursuant to Paragraph 2 of this Agreement in accordance with the terms of the Escrow Agreement. Each Stockholder shall be entitled to direct the Escrow Agent to deliver all or any portion of the Escrow Shares owned by such Stockholder to any Indemnified Party as provided in Paragraphs 2(c)(ii) and 2(c)(iii) hereof.

          6.   Jurisdiction and Forum.
               ======================
               (a) By the execution and delivery of this Agreement, each of the Stockholders (i) irrevocably designates and appoints The Corporation Trust Company ("CTCD") at The Corporation Trust Center,
                                 ====
     1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Delaware and (ii) submits to the personal jurisdiction of any such court in any such suit or proceeding, and agrees that service of process upon CTCD shall be deemed in every respect effective service of process upon each Stockholder in any such suit or proceeding. Each Stockholder further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CTCD in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

               (b) To the extent that any Stockholder has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Stockholder hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

               (c) The parties agree that an appropriate forum and venue for any disputes between any of the parties arising out of this Agreement shall be any state or federal court in the State of Delaware. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          7.   Representations and Warranties of the Representative and the
               ============================================================
               Stockholders.
               ============
               (a) The Representative hereby represents and warrants to each other party hereto that:

               (i) this Agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

               (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

               (b) Each Stockholder hereby represents and warrants to each other party hereto that:

               (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

               (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which such Stockholder is a party or by which it or any of its assets are bound.

          8.   Representative.  Each of the Stockholders hereby constitutes
               ==============
     and appoints the Representative to act as the Representative under this Agreement. Each of the Stockholders agrees to indemnify and hold harmless the Representative by reason of its acting or failing to act in connection with any of the transactions contemplated hereby or by the Merger Agreement and against any loss, liability or expense the Representative may sustain or incur as a result of serving as Representative hereunder and, except such losses, liabilities and expenses which are determined in a final judgment of a court to have resulted primarily from the gross negligence or willful misconduct of the Representative. Each of the Stockholders agrees that the Representative shall have no liability whatsoever to any Indemnified Party, any Stockholder or such Indemnified Party's or Stockholder's beneficiaries, heirs or personal representatives for any matters arising out of this Agreement, the Merger Agreement, the Registration Rights Agreement or the Escrow Agreement except, in the case of the Stockholders, for liability for such matters which are determined in a final judgment of a court to have resulted primarily from the gross negligence or willful misconduct of the Representative. Each of the Stockholders hereby agrees to reimburse the Representative upon the request of the Representative for all reasonable expenses, disbursements and advances incurred or made by the Representative in the performance of its duties under this Agreement. The Representative shall have the authority to act on behalf of and to bind the Stockholders, in accordance with their proportionate interests as set forth on Exhibit A, for purposes of the provisions of this Agreement to the extent set forth in this Agreement. In no event shall the Representative be liable to any Indemnified Party for any Stockholder's obligations under this Agreement or the collection of any claim against any Stockholder.

          9.   Notices.  All notices, communications and deliveries
               =======
     required or permitted by this Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

          To Charter:

               Charter Medical Corporation
               3414 Peachtree Road NE
               Suite 1400
               Atlanta, Georgia  31326
               Attn:  Steve J. Davis
               Telecopy No.:  (404) 814-5795

          with a copy to:

               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia  30309
               Attn:  Mr. Robert W. Miller
               Telecopy No.:  (404)  572-5144

          To Stockholders and Representative:

               Gleacher & Co.
               667 Madison Avenue
               4th Floor
               New York, New York  10021
               Attn: Mr. Emil Henry
               Telecopy No.:  (212) 752-2711

                    and

               Mr. E. Byron Hensley, Jr.
               1 Mason Road
               Brookline, MA  02146

          with a copy to:

               Weil Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attn: Mr. David E. Zeltner
               Telecopy No.:  (212) 310-8007

                    and

               Sullivan & Worcester
               One Post Office Square
               Boston, MA  02109
               Attn: Mr. Richard E. Teller
               Telecopy No.:  (617) 338-2880

     or to such other representative or at such other address of a Party as such Party hereto may furnish to the other Parties in writing. If notice is given pursuant to this Paragraph 9 of any assignment to a permitted successor or assign of a Party hereto, the notice shall be given as set forth above to such successor or assign of such Party.

          10.  Time of the Essence; Computation of Time.  Time is of the
               ========================================
     essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Atlanta, Georgia, Boston, Massachusetts or New York, New York are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

          11.  Successors in Interest.  This Agreement shall be binding
               ======================
     upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

          12.  Number; Gender.  Whenever the context so requires, the
               ==============
     singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

          13.  Captions.  The titles and captions contained in this
               ========
     Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

          14.  Amendments.  To the extent permitted by law, this Agreement
               ==========
     may be amended by a subsequent writing signed by all of the Parties (other than the Stockholders) and Stockholders having an aggregate proportionate interest, as reflected on Exhibit A, at least equal to 91%.

          15.  Controlling Law; Integration; Waiver.  This Agreement shall
               ====================================
     be governed by and construed and enforced in accordance with the laws of the State of Delaware, including but not limited to the Delaware Law. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties to this Agreement. No prior drafts of this Agreement shall constitute evidence of the purposes or intentions of the parties with respect to any provisions of this Agreement. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any Party of any conditions, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this

     Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement.

          16.  No Limitation.  The Parties agree that the rights and
               =============
     remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any Party under the Merger Agreement.

          17.  Severability.  Any provision of this Agreement which is
               ============
     prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

          18.  Pooling of Interest.  If any provision of this Agreement or
               ===================
     the application of any such provision to any person or circumstance shall preclude the use of "pooling of interest" accounting treatment in connection with the Merger, then such provision shall be of no force and effect to the extent, and solely to the extent, necessary to preserve such accounting treatment for the Merger, and in that event, the remainder of this Agreement shall not be affected, and in lieu of such provision there shall be added as part of this Agreement a provision as similar in terms as may be possible for the Merger to be treated as a "pooling of interests" for accounting purposes.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              CHARTER MEDICAL CORPORATION
                              ===========================



                              By:  /s/ Michael Catalano
                                  -----------------------------------
                                  Name: Michael Catalano
                                  Title: Vice President Planning
                                         and Development


                              GLEACHER & CO.,
                              as Representative



                              By:  /s/ Emil W. Henry, Jr.
                                  -----------------------------------
                                  Name: Emil W. Henry, Jr.
                                  Title: Managing Director


                              /s/ E. Byron Hensley, Jr.
                              ---------------------------------------
                              E. Byron Hensley, Jr.
                              as Representative




                              STOCKHOLDERS
                              ============


                              /s/ Gregory T. Torres
                              ---------------------------------
                              Gregory T. Torres

                              /s/ Gerald M. Bereika
                              ---------------------------------
                              Gerald M. Bereika

                              /s/ Peter P. Polloni
                              ---------------------------------
                              Peter P. Polloni

                              /s/ Peter W. Mair
                              ---------------------------------
                              Peter W. Mair

                              /s/ Elizabeth J. Hopper
                              ---------------------------------
                              Elizabeth J. Hopper

                              /s/ James Goodwin
                              ---------------------------------
                              James Goodwin

                              /s/ Charles G. Phillips
                              ---------------------------------
                              Charles G. Phillips

                              /s/ H. Conrad Meyer
                              ---------------------------------
                              H. Conrad Meyer

                              /s/ Richard A. Derbes
                              ---------------------------------
                              Richard A. Derbes

                              /s/ Emil W, Henry, Jr.
                              ---------------------------------
                              Emil W. Henry, Jr.

                              /s/ Robert W. Kitts
                              ---------------------------------
                              Robert W. Kitts

                              /s/ Jeffrey H. Tepper
                              ---------------------------------
                              Jeffrey H. Tepper

                              /s/ Robert A. Engel
                              ---------------------------------
                              Robert A. Engel

                              /s/ Andrew A. Gilman
                              ---------------------------------
                              Andrew Gilman

                              /s/ Maria A. Gentile
                              ---------------------------------
                              Marie A. Gentile



                              GLEACHER 7 INVESTORS L.P.
                              ========================

                              By:  /s/ Emil W. Henry, Jr.
                                  -----------------------------------
                                  Name: Emil W. Henry, Jr.
                                  Title: Managing Director

                              OLSTEN HOLDING CO.
                              =================


                              By:  /s/ Laurin L. Laderoute, Jr.
                                  -----------------------------------
                                  Name: Laurin L. Laderoute, Jr.
                                  Title: Vice President


                              /s/ Eric J. Gleacher
                              ---------------------------------
                              Eric J. Gleacher

                              /s/ Eric J. Gleacher
                              ---------------------------------
                              Eric J. Gleacher, as Custodian
                                for Jay S. Gleacher

                              /s/ Eric J. Gleacher
                              ---------------------------------
                              Eric J. Gleacher, as Custodian
                                for Patricia G. Gleacher

                              /s/ Eric J. Gleacher
                              ---------------------------------
                              Eric J. Gleacher, as Custodian
                                for William R. Gleacher

                              /s/ James E. Gleacher
                              ---------------------------------
                              James E. Gleacher

                              /s/ John G. Gleacher
                              ---------------------------------
                              John G. Gleacher

                              /s/ Sarah E. Gleacher
                              ---------------------------------
                              Sarah E. Gleacher

                              /s/ Thomas P. Riley
                              ---------------------------------
                              Thomas P. Riley

                              /s/ Dianne Hensley Ramponi
                              ---------------------------------
                              Dianne Hensley Ramponi, Trustee

                              /s/ Thomas P. Riley
                              ---------------------------------
                              Thomas P. Riley, Trustee

                              /s/ Christina Hensley Blair
                              ---------------------------------
                              Christina Hensley Blair

                              /s/ Christina Hensley Blair
                              ---------------------------------
                              Christina Hensley Blair, Trustee

                              /s/ Thomas P. Riley
                              ---------------------------------
                              Thomas P. Riley, Trustee

                              /s/ Martha Faye Koysh
                              ---------------------------------
                              Martha Faye Koysh

                              /s/ Lana Hensley Hoffman
                              ---------------------------------
                              Lana Hensley Hoffman

                              /s/ Ruth Ann Roberts
                              ---------------------------------
                              Ruth Ann Roberts

                              /s/ E. Byron Hensley, Jr.
                              ---------------------------------
                              E. Byron Hensley, Jr.

                              /s/ Susan Mackenzie
                              ---------------------------------
                              Susan MacKenzie, Trustee

                              /s/ Mark Morin
                              ---------------------------------
                              Mark Morin, Trustee


                              HARRIS & HARRIS GROUP INC.
                              =========================


                              By:  /s/ Robert B. Schulz
                                  -----------------------------------
                                  Name: Robert B. Schulz
                                  Title: Robert B. Schulz